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                                                                   EXHIBIT 10.14

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the 20th day of January 2004, by and between Zix Corporation, a Texas corporation (the "Company"), and Richard Spurr, a resident of the State of Texas ("Employee").

                                    RECITALS

         A. The Company desires to provide for the employment of Employee in such a manner as will reinforce and encourage Employee's highest attention and dedication to the Company and its shareholders.

         B. Employee is willing to serve the Company under the terms and conditions herein provided.

                              TERMS AND CONDITIONS

         In consideration of the mutual covenants and agreements set forth in this Agreement, the parties agree as follows:

         1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company employs Employee, and Employee hereby accepts such employment by the Company.

         2.       Duties of Employee.

                  (A) Employee shall serve in the capacities of Chief Operating Officer and President of the Company. In such capacities, Employee shall have all necessary powers to discharge his responsibilities, including general supervision of the affairs of the organization under his direct control. These organizations shall initially include Sales, Marketing, Professional Services, Customer Services and Development & Operations. The following organizations shall be excluded from Employee's responsibility: Finance, Legal, Strategy, and the Care Delivery group. For so long as Employee serves in the foregoing capacities, the Company management shall nominate and support the election of Employee as a member of the Board of Directors of the Company.

                  (B) During the term of this Agreement, and thereafter so long as Employee is employed by the Company, Employee shall devote his full business time and effort to the performance of his duties and responsibilities as an officer of the Company. Notwithstanding the foregoing, Employee may spend reasonable amounts of time on personal civic and charitable and investment activities that do not interfere with the performance of his duties and responsibilities to the Company. In addition, Employee may, subject to prior approval by the Board, spend reasonable amounts of time serving as an independent director for other companies, which are approved, provided that such service does not, in the sole discretion of the Board, constitute or create a conflict of interest.

                  (C) Employee shall observe and comply with the written rules and regulations of the Company respecting its business and shall carry out and perform the directives and policies of the Company as the rules may from time-to-time be stated to Employee by the Board or the Company's Chief Executive Officer.

                  (D) Employee agrees not to solicit or receive any income or other compensation from any third party in connection with his employment with the Company. Employee agrees, upon written request by the Company, to render an accounting of all transactions relating to his business endeavors during the term of this employment hereunder.

         3. Term. The term of this Agreement (the "Term") shall commence effective as of January 20th, 2004 (the "Effective Date") and continue until the February 1, 2005, unless Employee's employment is earlier terminated in accordance with Section 9 of this Agreement or unless the term of this Agreement is extended by mutual written agreement of the parties. Upon expiration of the Term, Employee shall remain an "at will" employee of the Company but Employee and the Company shall still be subject to and bound by the terms of this Agreement.

         4. Salary. Commencing on the Effective Date, the Company will pay Employee for his services as an officer a minimum base annual salary during the term of this Agreement of $250,000, which shall be payable in accordance with the Company's standard payroll practices, but not less than monthly.

         5.       Bonus Compensation.

                  (A) During the Term, the Company shall pay Employee (1) on a quarterly basis a cash bonus in the amount of $50,000, subject to defined reasonably achievable objectives approved by the Compensation Committee of the Board.

                  (B) (1) As a signing bonus, the Company will issue to the Employee a number of shares of the common stock of the Company, $.01 par value (the "ZixCorp Common Stock"), with an aggregate value of $50,000, valued at the Average Trading Price per share. "Average Trading Price" means the per share average closing price of the ZixCorp Common Stock on the NASDAQ National Market System for the 10 consecutive trading days immediately prior to two business days before the issuance of the shares. These "Signing Bonus Shares" are subject to the transfer restrictions set forth in the immediately following paragraph.

                           (2) If Employee ceases to be an employee of the Company prior to February 1, 2005 because his employment terminates for any reason other than (i) the Company terminates his employment pursuant to Subsection 9(E) or (ii) Employee resigns employment pursuant to Subsection 9(D)(1), the Signing Bonus Shares shall be forfeited to the Company. Furthermore, Employee may not prior to February 1, 2005 sell, option, pledge, transfer or otherwise dispose of the Signing Bonus Shares or any interest in the Signing Bonus Shares. However, these forfeiture provisions and transfer restrictions with respect to the Signing Bonus Shares shall lapse upon a "Change in Control" (as defined in the Option Agreement referenced below) and as set forth in Section 10(D) below.

                           (3) Unless there is an effective registration statement and qualification respecting the resale of the Signing Bonus Shares and the shares covered by the Option Agreement under the Securities Act or under applicable state securities laws at the time of resale of the Signing Bonus Shares and the shares covered by the Option Agreement, any stock certificate evidencing such shares shall bear an appropriate restrictive legend.

                  Employee hereby represents and warrants that (1) the Signing Bonus Shares are being accquired for investment for his own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in a manner which would violate the registration provisions of the Securities Act or any applicable state securities laws; (2) Employee has reviewed the Company's annual report on Form 10-K for the year ended 2002, the Company's quarterly reports on Form 10-Q filed since the beginning of 2003 and the Company's proxy statement for its annual meeting of shareholders in 2003; and (3) Employee has had sufficient access to the Company to ask questions about such filings and its business and operations as Employee has requested.

         6. Stock Options. As additional compensation, the Company shall also grant Employee nonqualified stock options to purchase 650,000 shares of ZixCorp Common Stock at an option exercise price approved by the Board of Directors. The options shall vest in accordance with the vesting schedule set forth in the stock option agreement. ("Option Agreement") relating thereto. The stock option agreement (the "Option Agreement") relating to such shares shall provide that all unvested shares shall vest upon a "Change in Control" (as defined in the Option Agreement) with respect to the Company.

         7. Employee Benefits. During the Term, Employee will be entitled to participate in the insurance and employee benefit plans and programs maintained by the Company and its Affiliates applicable to officer employees on the same basis as other officer employees of the Company or its Affiliates, as applicable, subject only to the possible substitution by or on behalf of the Company or its Affiliates of other plans or programs providing substantially similar or increased benefits for Employee. Employee will also be entitled to reasonable vacation time with no reduction in compensation, in keeping with the Employee's duties and responsibilities to the Company.

         8. Reimbursement of Expenses. During the Term, the Company shall reimburse Employee for all expenses actually and reasonably incurred by him in the business. Such reimbursement shall be made to Employee upon appropriate documentation of such expenditures in accordance with the Company's written policies.

         9. Early Termination. Employee's employment under this Agreement may be terminated without any breach of this Agreement as follows:

                  (A) Employee's employment with the Company shall terminate automatically upon Employee's death,

                  (B) If, as a result of Employee's incapacity due to physical or mental illness, Employee shall have been absent from his duties and/or unable to perform the essential functions of his position, with or without reasonable accommodation, for a total of 30 days during any consecutive 75 day period, and within 5 days after a written Notice of Termination (as defined in subsection (G) hereof) is given (which may occur before or after the end of such 75-day period) shall not have returned to the performance of the essential functions of his position, with or without reasonable accommodation, the Company may terminate Employee's employment under this Agreement.

                  (C) The Company may terminate Employee's employment under this Agreement for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate Employee's employment under this Agreement upon (1) the willful and continued failure by Employee to substantially perform his duties under this Agreement (other than any such failure resulting from Employee's incapacity due to physical or mental illness), after written demand for substantial performance is delivered by the Board that specifically identifies the manner in which the Board believes Employee has not substantially performed his duties; or (2) the willful engaging by Employee in misconduct that is materially injurious to the Company; or (3) the conviction of Employee, or a plea by Employee of nolo contendere, or the substantial equivalent to either of the foregoing, of or with respect to, any felony or crime of moral turpitude. For purposes of this subsection (C), no act, or failure to act, on Employee's part shall be considered

         "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in, or not opposed to, the best interest of the Company. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause without (a) reasonable written notice to Employee, setting forth the reasons for the Company's intention to terminate for Cause; (b) an opportunity for Employee, together with his counsel, to be heard before the Board (or an authorized representative thereof); and (c) delivery to Employee of a written Notice of Termination from the Board finding that, in the good faith opinion of the Board, Employee engaged in the conduct set forth above in clause (1) or (2) or an event specified in clause (3) has occurred.

                  (D) Employee may terminate Employee's employment under this Agreement (1) for Good Reason; or (2) if Employee's health should become impaired to an extent that makes Employee's continued performance of Employee's duties under this Agreement hazardous to Employee's physical or mental health or Employee's life; provided that, Employee shall have furnished the Company with a written statement from a qualified doctor to such effect and provided, further, that, at the Company's request, Employee shall submit to an examination by a doctor selected by the Company and such doctor shall have concurred in the conclusion of Employee's doctor.

                  For purposes of this Agreement, "Good Reason" shall mean (a) a failure by the Company to comply with any material provision of this Agreement or the Option Agreement that has not been cured within 10 days after notice of such noncompliance has been given by Employee to the Company; (b) any material diminution in Employee's title and duties; (c) any purported termination of Employee's employment that is not effected pursuant to a Notice of Termination satisfying the requirements of subsection (G) hereof (and for purposes of this Agreement, no such purported termination shall be effective); (d) the assignment of duties or position that would necessitate a change in the location of Employee's home (presently in North Dallas, Texas); or (e) the Company fails to maintain directors and officers liability insurance coverage, including coverage for the Employee, in an amount equal to at least $10,000,000. Employee's resignation for Good Reason shall be effected by delivering a notice that shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for Good Reason.

                  (E) The Company may terminate Employee's employment under this Agreement without Cause upon 30 days notice to Employee.

                  (F) Employee may terminate Employee's employment under this Agreement for a reason other than specified in subsection (D) upon 30 days' notice to Company.

                  (G) Any termination of Employee's employment by the Company or by Employee (other than termination pursuant to subsection
         (A) above) shall be communicated by written Notice of Termination to the other party to this Agreement. For purposes of this Agreement, a "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and, in the case of a Notice of Termination given by the Company, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated.

                  (H) "Date of Termination" shall mean (1) if Employee's employment is terminated by Employee's death, the date of Employee's death; (2) if Employee's employment is terminated pursuant to subsection (B) above, five days after Notice of Termination is given (provided that, Employee shall not have returned to the performance of the essential functions of his position,

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

         with or without reasonable accommodation, during such five day period); and (3) if Employee's employment is terminated for any other reason, the date specified in the Notice of Termination.

         10.      Certain Effects of Termination.

                  (A) If Company terminates Employee's employment pursuant to Section 9(E) (without "Cause") or the Employee resigns employment pursuant to Section 9(D)(1)(with "Good Reason"), then the Company shall pay to Employee (A) the greater of (i) all remaining base salary amounts which would have been payable to Employee during the remaining Term of this Agreement or (ii) nine months of Employee's base salary and (B) any bonus amounts that have been earned as of the Date of Termination but have not yet been paid. The amounts payable to Employee as provided in the immediately preceding sentence may be paid, at the Company's election, either in cash or in registered shares of the ZixCorp Common Stock and either in a lump sum or at such times as the applicable salary or bonus payment would have otherwise been paid to Employee.

                  (B) Furthermore, as provided in Paragraph 3.b. of the Option Agreement, if Company terminates Employee's employment pursuant to Section 9(E) (without "Cause") or Employee resigns employment pursuant to Section 9(D)(1) (with "Good Reason"), then the option shares under the Option Agreement that would have become vested on the next vesting date (had Employee still been employed on the next vesting date) shall become vested as of the Date of Termination. Employee shall have the period of time specified in Paragraph 5.a. of the Option Agreement to exercise the vested option shares.

                  (C) If Employee separates from employment for any reason other than pursuant to Section 9(E) (without "Cause") or Section 9(D)(1) (with "Good Reason"), then Company shall pay to Employee his base salary through the Date of Termination and any bonus amounts that have been earned as of the Date of Termination but have not yet been paid; and the vesting of the option shares under the Option Agreement shall cease as of the Date of Termination and Employee shall have the period of time specified in the Option Agreement to exercise the vested option shares. The amounts payable to Employee as provided in the immediately preceding sentence may be paid, at the Company's election, either in cash or in registered shares of the ZixCorp Common Stock and at such time as the amounts would have otherwise been paid to Employee.

                  (D) If the Company terminates Employee's employment pursuant to Subsection 9(E) (without "Cause") or Employee resigns employment pursuant to Subsection 9(D)(1) (with "Good Reason"), the transfer and forfeiture provisions relating to the Signing Bonus Shares shall lapse.

         11. Confidential Information. Employee recognizes and acknowledges that Employee will have access to confidential information of the Company and companies controlled by it, controlling it, or under common control with it (an "Affiliate"), including, without limitation, customer information, lists of suppliers and costs, information concerning the business and operations of the Company and its Affiliates, and proprietary data, information, concepts and ideas (whether or not patentable or copyrightable) relating to the business of the Company and its Affiliates, as applicable. Employee agrees not to disclose such confidential information, except as may be necessary in the performance of Employee's duties, to any person, nor use such confidential information in any way, unless Employee has received the written consent of the Company or unless such confidential information becomes public knowledge through no wrongful act of Employee. Upon termination of Employee's employment for any reason, Employee shall promptly deliver to the Company all drawings, manuals, letters, notebooks, customer lists, documents, records, equipment, files, computer disks or tapes, reports or any other materials relating to the business of the Company and its Affiliates, and all copies, that are in Employee's possession or under Employee's control. Confidential information shall not include information that constitutes general skills, knowledge, and experience acquired by Employee before and/or during his employment with the Company.

         12. Conflict of Interest. Employee agrees that during the term of this Agreement without the prior approval of the Board, Employee shall not engage, either directly or indirectly, in any activity which may involve a conflict of interest with the Company or its Affiliates (a "Conflict of Interest"), including ownership in any supplier, contractor, subcontractor, customer or other entity with which the Company does business (other than as a shareholder of less than one percent (1%) of a publicly-traded or private class of securities) or accept any material payment, service, loan, gift, trip, entertainment or other favor from a supplier, contractor, subcontractor, customer or other entity with which the Company does business and that Employee shall promptly inform the Board as to each offer received by Employee to engage in any such activity. Employee further agrees to disclose to the Company any other facts of which Employee becomes aware which might involve or give rise to a Conflict of Interest or potential Conflict of Interest.

         13. Waiver. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement. No waiver shall be binding unless executed in writing by the party making the waiver.

         14. Limitation of Rights. Nothing in this Agreement, except as specifically stated in this Agreement, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective permitted successors and assigns and other legal representatives, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

         15. Remedies. Employee hereby agrees that a violation of the provisions of Section 11 hereof would cause irreparable injury to the Company for which it would have no adequate remedy at law. Accordingly, in the event of any such violation, the Company shall be entitled to preliminary and other injunctive relief. Any such injunctive relief shall be in addition to any other remedies to which the Company may be entitled at law or in equity, or otherwise.

         16. Notice. Any notice, demand or request required or permitted to be given or made under this Agreement shall be in writing and shall be deemed given or made when delivered in person, when sent by United States registered or certified mail, or postage prepaid, or when faxed to a party at its address or facsimile number specified below:

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

                  If to the Company:

                  Zix Corporation
                  2711 N. Haskell Avenue
                  Suite 2850, LB 36
                  Dallas, Texas 75204-2910
                  Attention: General Counsel
                  Facsimile number: (214) 515-7385

                  If to Employee:

                  Richard Spurr

                  __________________
                  __________________

                  Facsimile number:  (____) ______________

         The parties to this Agreement may change its addresses for notice in the manner provided above.

         17. Inconsistent Obligations. Employee represents and warrants that Employee has not previously assumed any obligations inconsistent with those of this Agreement.

         18. Entirety and Amendments. This Agreement and the Option Agreement embody the entire agreement between the parties and supersede all prior agreements and understandings relating to the subject matter hereof, and may be amended only by an instrument in writing executed by all parties.

         19. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties to this Agreement and any successors-in-interest to the Company following a Change in Control (as defined in the Option Agreement), but otherwise, neither this Agreement nor any rights or obligations under this Agreement may be assigned (a) by Employee, except in the case of the death of Employee, or (b) by the Company.

         20. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas (excluding its conflict of laws rules) and applicable federal law.

         21. Cumulative Remedies. No remedy in this Agreement conferred upon any party is intended to be exclusive of any other benefit or remedy, and each and every such remedy shall be cumulative and shall be in addition to every other benefit or remedy given under this Agreement or now or hereafter existing at law or in equity or by statute or otherwise. No single or partial exercise by any party of any right, power or remedy under this Agreement shall preclude any other or further exercise thereof.

         22. Descriptive Headings. All headings, section titles, captions and arrangements used in this Agreement are for convenience only and shall not be deemed to limit, amplify or modify the terms of this Agreement, nor affect the meaning hereof.

         23. Multiple Originals. This Agreement may be executed in a number of identical counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

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

         24. Severability and Reformation. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties shall be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

         25. Amendments. No supplement, modification or amendment of this Agreement or waiver of any provision of this Agreement shall be binding unless executed in writing by all parties to this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement (regardless of whether similar), nor shall any such waiver constitute a continuing wavier unless otherwise expressly provided.

         26.      Arbitration.

         The Company and the Employee agree to the resolution by binding arbitration of all claims, demands, causes of action, disputes, controversies, or other matters in question ("Claims") arising out of this Agreement or the Employee's employment (or its termination), whether sounding in contract, tort, or otherwise and whether provided by statute or common law, that the Company may have against the Employee or that the Employee may have against the Company or any Affiliate or any benefit plans of the Company or any Affiliate or any fiduciaries, administrators, and affiliates of any of such benefit plans, or their respective officers, directors, employees, or agents in their capacity as such. This agreement to arbitrate shall not limit the Company's or the Employee's right to seek equitable relief, including, but not limited to, injunctive relief and specific performance in a court of competent jurisdiction. Claims covered by this agreement to arbitrate include, but are not limited to, claims by the Employee for breach of this Agreement, wrongful termination, discrimination (based on age, race, sex, disability, national origin or other factor), and retaliation. The only Claims otherwise within the definition of Claims that are not covered by this Section 26 are: (1) any administrative actions that the Employee is permitted to pursue under applicable law that are not precluded by virtue of the Employee having entered into this Section 26; (2) any Claim by the Employee for workers' compensation benefits or unemployment compensation benefits; or (3) any Claim by the Employee for benefits under a Company or Affiliate pension or benefit plan that provides its own non-judicial dispute resolution procedure.

         Claims shall be submitted to arbitration and finally settled under the Employment Dispute Resolution Rules of the American Arbitration Association ("AAA") in effect at the time the written notice of the Claim is received. An arbitrator shall be selected in the manner provided for in the Employment Dispute Resolution Rules of the AAA, except that the parties agree that the arbitrator shall be an attorney licensed in the state where the arbitration is being conducted. If any party refuses to honor its obligations under this agreement to arbitrate, the other party may compel arbitration in either federal or state court. The arbitrator will have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, or formation of this agreement to arbitrate, including, but not limited to, any claim that all or part of this Agreement is void or voidable and any claim that an issue is not subject to arbitration. The arbitration will be held in Dallas County, Texas. The arbitrator shall issue a written decision that identifies the factual findings and principles of law upon which any award is based. The award and findings of such arbitrator shall be conclusive and binding upon the parties. Any and all of the arbitrator's orders, decisions, and awards may be enforceable in, and judgment upon any award rendered by the arbitrator may be confirmed and entered by, any federal or state court having jurisdiction. The Company shall pay all costs and expenses of its advisors and expert witnesses, and Employee shall pay all costs and expenses of his advisors and expert witnesses. The costs and expenses of the arbitration proceedings will be paid by the non-prevailing party or as the arbitrator otherwise determines. Discovery will be permitted to the extent directed by the arbitrator. EACH PARTY UNDERSTANDS THAT BY AGREEING TO SUBMIT CLAIMS TO ARBITRATION, SUCH PARTY GIVES UP THE RIGHT TO SEEK A TRIAL BY COURT OR JURY AND THE RIGHT TO AN APPEAL A COURT OR JURY DECISION AND FORGOES ANY AND ALL RELATED RIGHTS SUCH PARTY MAY OTHERWISE HAVE UNDER FEDERAL AND STATE LAWS.

         27. Indemnification and Insurance. The Employee will have rights to indemnification as an officer and/or director of the Company as set forth in the Company's Restated Bylaws.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                       9
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                                   Signatures

         To evidence the binding effect of the covenants and agreements described above, the parties to this Agreement have executed this Agreement on the dates set forth below, to be effective as of the date first above written.

                                           THE COMPANY:

                                           ZIX CORPORATION

                                           /s/ John A. Ryan
                                           -------------------------------------
                                           John A. Ryan, CEO

                                           Date: 1/19/04

                                           EMPLOYEE:

                                           /s/ Richard D. Spurr
                                           -------------------------------------
                                           Richard Spurr

                                           Date: 1/20/04

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